Exhibit 99

Marine Products Corporation Reports First Quarter 2015 Financial Results

ATLANTA, April 29, 2015 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended March 31, 2015. Marine Products is a leading manufacturer of fiberglass boats under two brand names: Chaparral and Robalo. Chaparral builds sterndrive, jet drive and outboard pleasure boats, including H2O Sport and Fish & Ski Boats, SSi and SSX Sportboats, Sunesta Sportdecks, Signature Cruisers, SunCoast Sportdeck outboards and Vortex Jet Boats. Robalo builds outboard sport fishing boats which include center console, dual console, walkaround cabin and Cayman bay boat models.

For the quarter ended March 31, 2015, Marine Products generated net sales of $50,644,000, a 6.2 percent increase compared to $47,702,000 in the same period of the prior year. The increase in net sales was due to higher unit sales during the quarter as compared to the prior year.

Gross profit for the quarter was $10,205,000, or 20.2 percent of net sales, a 15.5 percent increase compared to gross profit of $8,838,000, or 18.5 percent of net sales, in the same period of the prior year. Gross profit for the first quarter increased compared to the prior year due to higher net sales and an improved gross margin. Gross margin improved during the quarter compared to the prior year due to a favorable model mix and improved operating efficiencies due to higher production volumes, as well as some decreases in raw materials costs.

Operating profit for the quarter was $4,254,000, an increase of 53.7 percent compared to $2,768,000 in the first quarter of last year. Selling, general and administrative expenses were $5,951,000 in the first quarter of 2015, a decrease of 2.0 percent compared to the first quarter of 2014. As a percentage of net sales, these expenses decreased from 12.7 percent in the first quarter of 2014 to 11.8 percent in the first quarter of 2015.

Net income for the quarter ended March 31, 2015 was $2,929,000, an increase of $951,000 or 48.1 percent compared to net income of $1,978,000 for the first quarter of 2014. Diluted earnings per share were $0.08 in the first quarter of 2015, an increase of $0.03 compared to the first quarter of the prior year.

Richard A. Hubbell, Marine Products’ President and Chief Executive Officer stated, “We are pleased to report continued sales growth from Robalo and Vortex Jet Boats. We also generated increased sales of the new SunCoast Sportdeck outboards during the first quarter, and we believe that this new line will continue to contribute to our success during the 2015 retail selling season. Our profitability improved due to improved efficiencies from higher production volumes and a more profitable model mix.

“The recreational boating industry enjoyed a strong winter boat show season. A late spring in the Northeast has had a slight negative impact on sales in that region, but in general, we believe that the 2015 retail selling season will be strong. At the end of the first quarter, our order backlog was higher than at the same time last year, and our dealer inventories were comparable to the prior year, so we have decided to increase production during the second quarter. In order to support this higher production, we have re-opened a previously idled manufacturing plant and hired additional manufacturing employees to produce our Vortex Jet Boats. This facility will allow us to increase our production by as much as 20 percent and continue to improve our manufacturing efficiencies,” concluded Hubbell.

First Quarter 2015 Earnings Press Release

Marine Products Corporation will hold a conference call today, April 29, 2015 at 8:00 a.m. Eastern Time to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at www.marineproductscorp.com. The live conference call can also be accessed by calling (888) 510-1765 or (719) 325-2494 for international callers and using the conference ID #5113326. A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive, jet drive and outboard pleasure boats, and Robalo offshore sport fishing boats. The Company continues to diversify its product lines through product innovation and is prepared to consider strategic acquisition targets. With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value. For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, statements about our belief that the SunCoast Sportdeck outboards will continue to contribute to our success during the 2015 retail selling season; our belief that the 2015 retail selling season will be strong, and that our re-opened manufacturing plant and additional manufacturing employees will allow us to increase production and continue to improve our manufacturing efficiencies. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products’ network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in Marine Products’ Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2014.

For information contact:
BEN M. PALMER
Chief Financial Officer
(404) 321-7910
irdept@marineproductscorp.com

JIM LANDERS
Vice President, Corporate Finance
(404) 321-2162
jlanders@marineproductscorp.com

First Quarter 2015 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended March 31, (Unaudited)	First Quarter
	2015	2014	% BETTER (WORSE)
Net Sales	$50,644	$47,702	6.2%
Cost of Goods Sold	40,439	38,864	(4.1)
Gross Profit	10,205	8,838	15.5
Selling, General and Administrative Expenses	5,951	6,070	2.0
Operating Profit	4,254	2,768	53.7
Interest Income	117	122	(4.1)
Income Before Income Taxes	4,371	2,890	51.2
Income Tax Provision	1,442	912	(58.1)
Net Income	$2,929	$1,978	48.1%

EARNINGS PER SHARE
Basic	$0.08	$0.05	60.0%
Diluted	$0.08	$0.05	60.0%

AVERAGE SHARES OUTSTANDING
Basic	37,028	36,958
Diluted	37,264	37,255

First Quarter 2015 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At March 31, (Unaudited)	(in thousands)
	2015	2014
ASSETS
Cash and cash equivalents	$9,175	$8,663
Marketable securities	6,165	8,439
Accounts receivable, net	5,406	3,000
Inventories	30,412	26,548
Income taxes receivable	366	416
Deferred income taxes	2,323	1,162
Prepaid expenses and other current assets	1,184	1,193
Total current assets	55,031	49,421
Property, plant and equipment, net	10,525	11,164
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	28,694	32,164
Deferred income taxes	2,761	2,882
Other assets	9,973	8,351
Total assets	$110,757	$107,755

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$8,503	$8,409
Accrued expenses and other liabilities	10,788	10,762
Total current liabilities	19,291	19,171
Long-term pension liabilities	6,675	6,288
Other long-term liabilities	79	87
Total liabilities	26,045	25,546
Common stock	3,833	3,821
Capital in excess of par value	3,670	3,455
Retained earnings	79,152	75,776
Accumulated other comprehensive loss	(1,943)	(843)
Total stockholders’ equity	84,712	82,209
Total liabilities and stockholders’ equity	$110,757	$107,755